                                                                    Exhibit 5.1

March 29, 2000

Vysis, Inc.
3100 Woodcreek Drive
Downers Grove, IL 60515

         Re: VYSIS, INC. REGISTRATION STATEMENT ON FORM S-8

Dear Sirs:

I have represented Vysis, Inc., a Delaware corporation (the "Company"), in connection with the registration of 115,000 shares of common stock, $0.001 par value per share, of the Company (the "Shares").

In connection with my representation, I have examined the corporate records of the Company, including its Certificate of Incorporation and all amendments thereto, its Bylaws, and other corporate records and documents and have made such other examinations as I consider necessary to render this opinion. Based upon the foregoing, it is my opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; and

     2. The Shares are legally authorized and, upon receipt by the Company of the purchase price therefor, will be legally issued and outstanding, fully paid and nonassessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to all references to the undersigned in such Registration Statement.

Sincerely yours,


William E. Murray
General Counsel & Secretary
Vysis, Inc.